Exhibit 99.1
News Release

Hi-Crush Partners LP Reports Fourth Quarter and Full Year 2018 Results

•	Revenues of $162.2 million in 4Q 2018 vs. $214.0 million in 3Q 2018 and $216.5 million in 4Q 2017

•	Net loss of $(9.9) million in 4Q 2018 vs. net income of $27.1 million in 3Q 2018 and $41.9 million in 4Q 2017

•	Adjusted EBITDA of $10.2 million in 4Q 2018 vs. $51.3 million in 3Q 2018 and $57.9 million in 4Q 2017

•	Contribution margin per ton of $14.35 in 4Q 2018 vs. $23.92 in 3Q 2018 and $23.46 in 4Q 2017

•	Exited 4Q 2018 with $114.3 million of cash, no borrowings on ABL facility and total liquidity of $172.5 million

•	51% of 4Q 2018 sales volumes sold to E&Ps; executed additional sand supply and last mile service agreements

•	Completed construction of second Kermit facility; Wyeville expansion remains on target for 1Q 2019

HOUSTON, February 5, 2019 - Hi-Crush Partners LP (NYSE: HCLP), "Hi-Crush" or the "Partnership", today reported fourth quarter and full year 2018 results. Revenues for the fourth quarter of 2018 totaled $162.2 million on sales of 1,976,805 tons of frac sand. This compares to $214.0 million of revenues on sales of 2,775,360 tons of frac sand in the third quarter of 2018. The limited partners' interest in net loss was $(7.7) million for the fourth quarter of 2018, resulting in basic and diluted loss of $(0.08) per limited partner unit.

Earnings before interest, taxes, depreciation and amortization adjusted for earnings from equity method investments and loss on extinguishment of debt ("Adjusted EBITDA") was $10.2 million in the fourth quarter of 2018, compared to $51.3 million for the third quarter of 2018. Distributable cash flow attributable to the limited partners for the fourth quarter of 2018 was $1.0 million compared to $40.0 million for the third quarter of 2018.

"During the fourth quarter, we made significant progress in furthering our relationships with E&Ps and contracting our last mile solutions, while also completing construction on our customer-supported second Kermit facility, on time and under budget," said Robert E. Rasmus, Chairman and Chief Executive Officer of Hi-Crush. "The demand environment for frac sand remained challenging in the fourth quarter due to lower completion activity, along with competitive pressures from additional in-basin supply coming online. Our financial results for the fourth quarter reflect this weak market environment experienced across the industry. Despite these market headwinds, the steps we have taken under our Mine. Move. Manage. strategy to expand our customer base and execute on growing our integrated last mile solutions have continued the transformation of Hi-Crush to a more logistics-focused service company. We will continue to transform our business through further expansion of our E&P customer base, additional deployment of container crews and silo systems, and our strategic conversion to the C-Corp structure."

Fourth Quarter 2018 Results

Revenues for the fourth quarter of 2018 totaled $162.2 million, compared to $214.0 million for the third quarter of 2018. The decrease was driven by lower pricing and reduced volumes. Lower pricing resulted from the slowdown in demand for frac sand that emerged during the third quarter of 2018 and continued throughout the fourth quarter, due to decreased well completion activity. The decline in pricing was exacerbated by the start-up of new in-basin production capacity in the Permian and the related impact on sand pricing in other basins as supply shifted to meet demand. Average sales price was $58 per ton in the fourth quarter of 2018, compared to $64 per ton in the third quarter of 2018. The sequential reduction in sales volumes reflect generally lower completions activity levels experienced during the fourth quarter, but were partially mitigated by increased sales made directly to E&Ps and through our PropStream® integrated last mile logistics service. Volumes sold directly to E&Ps represented 51% of the total in the fourth quarter of 2018, compared to 40% in the third quarter of 2018. Of the total sales volumes reported in the fourth quarter of 2018, 36% were sold at the wellsite through PropStream, compared to 24% in the third quarter of 2018.

Contribution margin was $14.35 per ton in the fourth quarter of 2018, compared to $23.92 per ton in the third quarter of 2018. The sequential decrease in contribution margin per ton primarily resulted from lower sales prices on Northern White volumes as well as increased per ton production costs due to lower capacity utilization resulting from reduced sales volumes.

"Contribution margin per ton was in line with previous guidance, reflecting our relentless focus on cost management and efficiency, which offset the lower capacity utilization we experienced," said Ms. Laura C. Fulton, Chief Financial Officer of Hi-Crush. "During the quarter, we turned down orders for volumes that would not have been profitable, and, at the same time, we were successful in expanding our relationships with E&Ps, which accounted for more than half of our sales volumes. This progress, as well as the movement of demand and our business away from sales at the minegate, reinforces the importance of relationships we have cultivated with E&Ps as the foundation of our business going forward."

Full Year 2018 Results

For the full year 2018, the limited partners' interest in net income was $133.1 million, resulting in $1.46 basic and $1.42 diluted earnings per limited partner unit. EBITDA for the full year 2018 was $205.1 million, compared to $120.7 million for the full year 2017. Adjusted EBITDA for the full year 2018 was $206.1 million, compared to $124.9 million for the full year 2017. Distributable cash flow attributable to the limited partners for the full year 2018 was $166.2 million.

Revenues for the year ended December 31, 2018 totaled $842.8 million on sales of 10,407,296 tons of frac sand, compared to revenues of $602.6 million on sales of 8,938,713 tons of frac sand in 2017. Contribution margin averaged $25.45 per ton in 2018, compared to $18.38 per ton in 2017. The increase in annual volumes sold is a result of improved market conditions during the first half of 2018, in addition to increased production capacity from commencement of operations at the Kermit facility in July 2017.

Average sales price per ton was $67 for each of the years ended December 31, 2018 and 2017. While average sales pricing generally increased throughout the entirety of 2017, prices increased during the first half of 2018 as the industry struggled to deliver enough volumes to keep pace with surging demand. These increases were followed by a steep decline in pricing during the second half of 2018 due to a large increase in supply from newly constructed in-basin Permian production facilities, a slowdown in completions activity driven by E&P budget exhaustion and pipeline capacity constraints.

Operational Update

At the end of the fourth quarter of 2018, Hi-Crush had 16 PropStream container crews in the Permian Basin and Marcellus / Utica plays, and 8 FB silo systems operating in the Permian. During the fourth quarter, the Partnership also completed successful field testing for the new FB Atlas top-fill conveyor system with an existing E&P customer in the Permian. This new technology utilizes hopper bottom trailers capable of delivering 27 tons of frac sand per truckload to the wellsite, greatly improving the efficiency of transportation through more tons per truckload, as well as quicker turnaround times at the wellsite. The FB Atlas is capable of unloading hopper bottom trailers in significantly less time than any other solution, maximizing the utilization of trucking assets.

"Our deployment of PropStream crews in the fourth quarter was impacted by delays in contract start-ups due to budget timing considerations of our customers," Mr. Rasmus continued. "We ended the year with 16 container crews, and 8 FB silo systems deployed, representing significant progress given the slowdown in activity facing the industry, particularly in the fourth quarter. We have contracted additional PropStream crews and systems in the fourth quarter and over the past several weeks, which will be deployed in the first quarter, leading to incremental growth in PropStream contribution to our bottom line. In addition, the completion of field testing of the FB Atlas top-fill conveyor system further differentiates Hi-Crush’s last mile offering versus those services reliant on pneumatic fill solutions.

"We were also pleased to complete construction on our second Kermit facility during the fourth quarter, representing an increase in capacity at our Kermit complex in West Texas to 6.0 million tons per year. We are now serving an increasing base of customer activity, as demand for frac sand in the Permian remains strong. We are quickly ramping up our production capacity during the first quarter, and we expect to reach full run-rate on the second Kermit facility in March, with similar production cost per ton as the first Kermit facility for the remainder of 2019."

The Partnership previously announced the execution of pricing amendments to certain of its sand supply agreements supporting the Kermit complex. Including these amendments, the Partnership expects to generate more than $100 million in EBITDA annually solely from frac sand sales at the Kermit complex, before any added contribution from logistics services or other production assets.

"We are focused on trading value for value and further strengthening the long-term relationships we target with our E&P customers, and we have been able to achieve this in contract renegotiations for our in-basin sand," said Mr. Rasmus. "We have secured the use of additional PropStream crews and equipment, increased volume commitments and extended terms on contracts, while committing strategically and collaboratively to the long-term success of these relationships."

Liquidity and Capital Expenditures

As of December 31, 2018, the Partnership had $445.5 million of long-term debt outstanding, and was in compliance with the covenants defined in its senior secured revolving credit facility (the "ABL Facility"). As of December 31, 2018, Hi-Crush had $114.3 million of cash and $58.2 million in available borrowing capacity under its ABL Facility, resulting in total liquidity of $172.5 million.

Capital expenditures for the year ended December 31, 2018, totaled $141.5 million, primarily associated with the development of the second Kermit facility, expansion of the Wyeville facility, equipment builds to further expand market penetration of the FB Industries silo solution, equipment purchases for PropStream, and various projects at production facilities and terminals.

Capital expenditures for the full year 2019 will be comprised of three components. Carryover growth capex from 2018 projects associated with completion of the Kermit construction and Wyeville expansions are expected to be in the range of $30 to $35 million to be spent during the first half of 2019. For the full year 2019, maintenance capex is expected to be in the range of $25 to $30 million. Discretionary growth capex related to spending on logistics assets and continued investment in container and silo equipment for PropStream for the full year 2019, up to an additional $45 to $55 million, may be spent as market conditions dictate and as warranted by customer commitments.

"Hi-Crush has always been committed to maintaining a fortress balance sheet," said Ms. Fulton. "Our liquidity and cash position remains strong, as we exited the year with over $114 million in cash, and no drawings on our ABL Facility, positioning us well to continue executing on our growth priorities. Looking ahead to 2019, the remaining capital commitments for completion of the Kermit facility and Wyeville expansions will be met through existing liquidity. The total capex that we project for the year reflects remaining obligations on these strategic projects, as well as typical maintenance capex, and a flexible base of discretionary growth capex for the logistics side of our business."

Corporate Conversion Update

The Partnership filed a preliminary proxy statement with the Securities and Exchange Commission ("SEC") on February 5, 2019. The proxy statement relates to a special meeting of unitholders that is expected to be held in the second quarter of 2019 and at which unitholders will be asked to consider and vote upon proposals relating to the conversion of the Partnership from a Delaware limited partnership to a Delaware corporation (the "Conversion"), which, subject to unitholder approval, will be completed through a series of transactions set forth in a plan of conversion that is attached to and forms a part of the proxy statement.

"The reasons for the Conversion are numerous, and, as we noted in the preliminary proxy statement, the Board believes the Conversion is critical to the future success of Hi-Crush," said Mr. Rasmus. "With increasing challenges for MLPs and the growing focus of our business on logistics, the Board believes that accomplishing our growth plans and executing on our strategy for long-term success are best achieved through a traditional corporate structure. We also believe the transition to a C-Corp will increase our access to, and lower the cost of, capital by increasing trading liquidity and making Hi-Crush more accessible to a broader investor base."

Distribution

On January 7, 2019, the Partnership announced the Board of Directors’ decision to suspend the quarterly distribution. Hi-Crush previously declared a quarterly cash distribution of $0.225 per unit on all common units, for the third quarter of 2018, which was paid in November 2018.

Outlook

For the first quarter of 2019, the Partnership expects total sales volumes to be in a range of 2.4 to 2.6 million tons. The forecasted sequential increase is due to additional volumes sold from the second Kermit facility as well as increasing Northern White volumes related to the new E&P contracts previously announced.

"The first quarter of 2019 will be very active for Hi-Crush, as our second Kermit facility ramps up, new Northern White E&P contracts begin, existing customers ramp up activity, and the outlook for commodity prices stabilizes," said Ms. Fulton. "We expect meaningful sequential growth in our sales volumes primarily due to our second Kermit facility. We expect average sand pricing to remain unchanged, despite our expectation for increased activity levels in the first quarter. We are pleased with the operational and financial results from the deployment of our container and silo systems, and see room for further improvement as we continue to enhance and develop the systems to meet the challenging and dynamic needs of our E&P customers. As we progress through the year, we anticipate the expansion of our PropStream service will move in line with the expansion of our E&P customer base, further reinforcing our position as a company built for long-term, structural success."

Conference Call

On Wednesday, February 6, 2019, Hi-Crush will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss Hi-Crush’s fourth quarter and full year 2018 results. Hosting the call will be Robert E. Rasmus, Chairman and Chief Executive Officer and Laura C. Fulton, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-0789, or for international callers, (201) 689-8562. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671. The passcode for the replay is 13686710. The replay will be available until February 20, 2019.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrush.com under the Investors Relations-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call. The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrush.com under the Investors Relations-Event Calendar and Presentations section.
Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America ("GAAP").

We define EBITDA as net income plus depreciation, depletion and amortization and interest expense, net of interest income. We define Adjusted EBITDA as EBITDA, adjusted for any non-cash impairments of long-lived assets and goodwill, earnings (loss) from equity method investments and loss on extinguishment of debt. We define distributable cash flow as Adjusted EBITDA less cash paid for interest expense, including accruals and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and non-cash unit-based compensation. We use distributable cash flow as a performance metric to compare cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow will not reflect changes in working capital balances. We define adjusted earnings per limited partner unit as earnings per limited partner unit, adjusted for the impact of non-recurring items.

We use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and amortization, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.

EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

About Hi-Crush

Hi-Crush is a fully integrated, strategic provider of proppant and logistics solutions to the North American petroleum industry. We provide mine-to-wellsite logistics services that optimize proppant supply to customers in all major oil and gas basins in the United States, and own and operate multiple frac sand mining facilities and in-basin terminals. Our PropStream service, offering both container- and silo-based wellsite delivery and storage systems, provides the highest level of flexibility, safety and efficiency in managing the full scope and value of the proppant supply chain.  Visit HiCrush.com.

No Solicitation

This communication relates to the Conversion. This communication is for informational purposes only and does not constitute a solicitation of any vote or approval, in any jurisdiction, pursuant to the Conversion or otherwise.

Important Additional Information

In connection with the Conversion, the Partnership has filed with the SEC a proxy statement. The Conversion will be submitted to Partnership’s unitholders for their consideration. The Partnership may also file other documents with the SEC regarding the Conversion. The definitive proxy statement will be sent to the unitholders of the Partnership. This document is not a substitute for the proxy statement that will be filed with the SEC or any other documents that the Partnership may file with the SEC or send to unitholders of the Partnership in connection with the Conversion. INVESTORS AND SECURITY HOLDERS OF THE PARTNERSHIP ARE URGED TO READ THE PROXY STATEMENT THAT HAS BEEN FILED REGARDING THE CONVERSION AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE CONVERSION AND RELATED MATTERS.

Investors and security holders are able to obtain free copies of the proxy statement and all other documents filed or that will be filed with the SEC by the Partnership through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by the Partnership will be made available free of charge on the Partnership’s website at www.hicrush.com, under the heading "Investors," or by directing a request to Investor Relations, Hi-Crush Partners LP, 1330 Post Oak Blvd., Suite 600, Houston, TX 77056, Tel. No. (713) 980-6270.

Participants in the Solicitation

The Partnership is managed and operated by the board of directors and executive officers of its general partner, Hi-Crush GP LLC (our "General Partner"). The Partnership, our General Partner and our General Partner’s directors and executive officers may be deemed to be participants in the solicitation of proxies in respect to the Conversion.

Information regarding our General Partner’s directors and executive officers is contained in the Partnership’s Annual Report on Form 10-K for the 2017 fiscal year filed with the SEC on February 20, 2018, and certain of its Current Reports on Form 8-K. You can obtain a free copy of these documents at the SEC’s website at http://www.sec.gov or by accessing the Partnership’s website at www.hicrush.com.

Investors may obtain additional information regarding the interests of those persons and other persons who may be deemed participants in the Conversion by reading the proxy statement regarding the Conversion. You may obtain free copies of this document as described above.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "may," "should," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "hope," "plan," "estimate," "anticipate," "could," "believe," "project," "budget," "potential," "likely," or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the SEC, including those described under Item 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2017 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation, claims or assessments, including unasserted claims; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; difficulty collecting receivables; statements regarding the Conversion; descriptions of our operations and anticipated future performance following the Conversion; and the risk that we may be unable to obtain unitholder approval for the Conversion or achieve expected benefits of the Conversion, or that it may take longer than expected to achieve those benefits. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Caldwell Bailey, Lead Investor Relations Analyst
Marc Silverberg, ICR
ir@hicrush.com
(713) 980-6270

Unaudited Consolidated Statements of Operations
(Amounts in thousands, except per unit amounts)

	Three Months Ended
	December 31,		September 30,
	2018	2017 (a)	2018 (a)
Revenues	$162,235	$216,456	$213,972
Cost of goods sold (excluding depreciation, depletion and amortization)	133,877	146,428	147,583
Depreciation, depletion and amortization	9,762	8,220	10,241
Gross profit	18,596	61,808	56,148
Operating costs and expenses:
General and administrative expenses	18,582	12,023	15,634
Accretion of asset retirement obligations	125	115	124
Other operating expenses	929	522	631
Income (loss) from operations	(1,040)	49,148	39,759
Other income (expense):
Earnings from equity method investments	1,250	217	1,624
Interest expense	(10,140)	(3,105)	(8,012)
Loss on extinguishment of debt	—	(4,332)	(6,233)
Net income (loss)	$(9,930)	$41,928	$27,138
Earnings (loss) per limited partner unit:
Basic	$(0.08)	$0.48	$0.30
Diluted	$(0.08)	$0.47	$0.29

	Year Ended
	December 31,
	2018	2017 (a)
Revenues	$842,840	$602,623
Cost of goods sold (excluding depreciation, depletion and amortization)	577,974	438,348
Depreciation, depletion and amortization	38,284	29,449
Gross profit	226,582	134,826
Operating costs and expenses:
General and administrative expenses	59,328	43,667
Accretion of asset retirement obligations	498	458
Other operating expenses	2,765	865
Other operating income	—	(3,554)
Income from operations	163,991	93,390
Other income (expense):
Earnings from equity method investments	5,184	75
Interest expense	(25,347)	(12,971)
Loss on extinguishment of debt	(6,233)	(4,332)
Net income	$137,595	$76,162
Earnings per limited partner unit:
Basic	$1.46	$0.97
Diluted	$1.42	$0.96

(a)	Financial information has been recast to include the results attributable to our sponsor and general partner.

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Three Months Ended
	December 31,		September 30,
	2018	2017	2018
Reconciliation of distributable cash flow to net income (loss):
Net income (loss)	$(9,930)	$41,928	$27,138
Depreciation and depletion expense	9,901	8,357	10,373
Amortization expense	1,318	419	1,215
Interest expense	10,140	3,105	8,012
EBITDA	11,429	53,809	46,738
Earnings from equity method investments	(1,250)	(217)	(1,624)
Loss on extinguishment of debt	—	4,332	6,233
Adjusted EBITDA	10,179	57,924	51,347
Less: Cash interest paid, including accruals	(9,738)	(2,833)	(7,688)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(3,718)	(5,553)	(4,914)
Add: Accretion of asset retirement obligations	125	115	124
Add: Unit-based compensation	1,931	1,808	1,897
Distributable cash flow	(1,221)	51,461	40,766
Adjusted for: Distributable cash flow attributable to assets contributed from the sponsor, prior to the period in which the contribution occurred (b)	2,171	1,116	(725)
Distributable cash flow attributable to Hi-Crush Partners LP	950	52,577	40,041
Less: Distributable cash flow attributable to the holder of incentive distribution rights	—	(593)	—
Distributable cash flow attributable to limited partner unitholders	$950	$51,984	$40,041

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered through September 30, 2017. Effective October 1, 2017, we increased the estimated reserve replacement cost to $1.85 per ton produced and delivered, due to the addition of our first Kermit facility. Effective January 1, 2019, we revised our estimated reserve replacement cost to $2.10 per ton as a result of completion of construction of our second Kermit facility. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate our sponsor and general partner for the periods leading up to their contribution into the Partnership. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow earned during the periods prior to the contribution.

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Year Ended
	December 31,
	2018	2017
Reconciliation of distributable cash flow to net income:
Net income	$137,595	$76,162
Depreciation and depletion expense	38,775	29,872
Amortization expense	3,374	1,681
Interest expense	25,347	12,971
EBITDA	205,091	120,686
Earnings from equity method investments	(5,184)	(75)
Loss on extinguishment of debt	6,233	4,332
Adjusted EBITDA	206,140	124,943
Less: Cash interest paid, including accruals	(24,183)	(10,950)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(18,868)	(13,742)
Add: Accretion of asset retirement obligations	498	458
Add: Unit-based compensation	7,439	5,714
Distributable cash flow	171,026	106,423
Adjusted for: Distributable cash flow attributable to assets contributed from the sponsor, prior to the period in which the contribution occurred (b)	2,796	6,573
Distributable cash flow attributable to Hi-Crush Partners LP	173,822	112,996
Less: Distributable cash flow attributable to the holder of incentive distribution rights	(7,664)	—
Distributable cash flow attributable to limited partner unitholders	$166,158	$112,996

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered through September 30, 2017. Effective October 1, 2017, we increased the estimated reserve replacement cost to $1.85 per ton produced and delivered, due to the addition of our first Kermit facility. Effective January 1, 2019, we revised our estimated reserve replacement cost to $2.10 per ton as a result of completion of construction of our second Kermit facility. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate our sponsor and general partner, Hi-Crush Whitehall LLC and Other Assets for the periods leading up to their contribution into the Partnership. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow earned during the periods prior to the contributions.

Unaudited Consolidated Cash Flow Information
(Amounts in thousands)

	Year Ended
	December 31,
	2018	2017 (a)
Operating activities	$237,303	$83,975
Investing activities	(188,137)	(325,120)
Financing activities	57,367	244,026
Effects of exchange rate on cash	(1)	—
Net increase in cash	$106,532	$2,881

(a)	Financial information has been recast to include the financial position and results attributable to our sponsor and general partner.

Unaudited Consolidated Balance Sheets
(Amounts in thousands, except unit amounts)

	December 31,
	2018	2017 (a)
Assets
Current assets:
Cash	$114,256	$7,724
Accounts receivable, net	101,029	139,486
Inventories	57,089	44,272
Prepaid expenses and other current assets	13,239	4,969
Total current assets	285,613	196,451
Property, plant and equipment, net	1,031,188	900,010
Goodwill and intangible assets, net	71,575	8,416
Equity method investments	37,354	17,475
Other assets	8,108	5,877
Total assets	$1,433,838	$1,128,229
Liabilities, Equity and Partners’ Capital
Current liabilities:
Accounts payable	$71,039	$48,289
Accrued and other current liabilities	61,337	33,450
Current portion of deferred revenues	19,940	4,399
Current portion of long-term debt	2,194	4,140
Total current liabilities	154,510	90,278
Deferred revenues	9,845	7,384
Long-term debt	443,283	194,462
Asset retirement obligations	10,677	10,179
Other liabilities	8,276	156
Total liabilities	626,591	302,459
Commitments and contingencies
Equity and partners' capital:
Limited partners interest, 100,874,988 and 89,009,188 units outstanding, respectively	811,477	1,239,282
Accumulated other comprehensive loss	(4,230)	—
Total partners’ capital	807,247	1,239,282
Non-controlling interest	—	(413,512)
Total equity and partners' capital	807,247	825,770
Total liabilities, equity and partners' capital	$1,433,838	$1,128,229

(a)	Financial information has been recast to include the financial position and results attributable to our sponsor and general partner.

Unaudited Per Ton Operating Activity
(Amounts in thousands, except tons and per ton amounts)

	Three Months Ended
	December 31,		September 30,
	2018	2017	2018
Sand sold	1,976,805	2,985,115	2,775,360
Sand produced and delivered	2,009,855	3,001,744	2,655,831
Contribution margin	$28,358	$70,028	$66,389
Contribution margin per ton sold	$14.35	$23.46	$23.92

	Year Ended
	December 31,
	2018	2017
Sand sold	10,407,296	8,938,713
Sand produced and delivered	10,198,814	9,067,584
Contribution margin	$264,866	$164,275
Contribution margin per ton sold	$25.45	$18.38

Unaudited Net Income per Limited Partner Unit
(Amounts in thousands, except units and per unit amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
Weighted average limited partner units outstanding:	2018	2017	2018	2017
Basic common units outstanding	98,359,616	90,201,488	91,248,042	86,518,249
Potentially dilutive common units	—	1,382,733	2,390,138	1,382,733
Diluted common units outstanding	98,359,616	91,584,221	93,638,180	87,900,982
Reconciliation of net income (loss) and the assumed allocation of net income (loss) under the two-class method for purposes of computing earnings (loss) per limited partner unit:

	Three Months Ended December 31, 2018
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distribution in excess of loss	—	(9,930)	(9,930)
Add back recast losses attributable to our sponsor and general partner through October 21, 2018	—	2,218	2,218
Assumed allocation of net loss	$—	$(7,712)	$(7,712)

Loss per limited partner unit - basic		$(0.08)
Loss per limited partner unit - diluted		$(0.08)

	Three Months Ended December 31, 2017
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$17,802	$17,802
Assumed allocation of earnings in excess of distribution	—	24,126	24,126
Add back recast losses attributable to our sponsor and general partner	—	1,250	1,250
Assumed allocation of net income	$—	$43,178	$43,178

Earnings per limited partner unit - basic		$0.48
Earnings per limited partner unit - diluted		$0.47

	Year Ended December 31, 2018
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$7,664	$109,836	$117,500
Assumed allocation of earnings in excess of distributions	—	20,095	20,095
Add back recast losses attributable to our sponsor and general partner through October 21, 2018	—	3,195	3,195
Assumed allocation of net income	$7,664	$133,126	$140,790

Earnings per limited partner unit - basic		$1.46
Earnings per limited partner unit - diluted		$1.42

	Year Ended December 31, 2017
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$31,457	$31,457
Assumed allocation of earnings in excess of distributions	—	44,705	44,705
Add back recast losses attributable to our sponsor and general partner	—	6,372	6,372
Add back recast losses attributable to Whitehall and Other Assets through March 15, 2017	—	1,471	1,471
Assumed allocation of net income	$—	$84,005	$84,005

Earnings per limited partner unit - basic		$0.97
Earnings per limited partner unit - diluted		$0.96